EXHIBIT 99.2
PART I

ITEM 1A.	RISK FACTORS.

This section describes the material risks associated with an investment in our common stock or debt securities. Investors should carefully consider each of the risks described below and all of the other information in this report. If any of the following risks occur, our business, prospects, financial condition, results of operation or cash flow could be materially and adversely affected. In such an event, the trading price of shares of our common stock or debt could decline substantially, and investors may lose all or part of the value of their investment.

Risks Related to Our Business:

Our business is affected by global economic conditions.

Our results of operations are directly influenced by the conditions in the global economy. As a result of the global economic recession, U.S. and foreign economies have experienced significant declines in employment, household wealth, property values, consumer spending and lending. Businesses, including Nortek and many of its customers, have faced and may continue to face weakened demand for products and services, difficulty obtaining access to financing, increased funding costs and barriers to expanding operations. Our results of operations have been negatively impacted by the global economic recession and we can provide no assurance that our results of operations will improve.

Our business is dependent upon the levels of remodeling and replacement activity and new construction activity, which are seasonal, and have been negatively impacted by the economic downturn and the instability of the credit markets.

Critical factors affecting our future performance, including our level of sales, profitability and cash flows are the levels of residential and non-residential remodeling, replacement and construction activity. The level of new residential and non-residential construction activity and, to a lesser extent, the level of residential remodeling and replacement activity are affected by seasonality and cyclical factors such as interest rates, inflation, consumer spending, employment levels and other macroeconomic factors, over which we have no control. Any decline in economic activity as a result of these or other factors typically results in a decline in new construction and, to a lesser extent, residential remodeling and replacement purchases, which would result in a decrease in our sales, profitability and cash flows. Instability in the credit and financial markets, troubles in the mortgage market, the level of unemployment and the decline in home values have had a negative impact on residential new construction activity, consumer disposable income and spending on home remodeling and repair expenditures. These challenging market conditions are expected to continue for the foreseeable future and may further deteriorate. These factors have had an adverse effect on our operating results for 2011 and 2010 and may continue to have an adverse effect on our operating results in future periods.

See “Management's Discussion and Analysis of Financial Condition and Results of Operations - 2012 Outlook”, Item 7 of Part II, included in Exhibit 99.5 to this report and incorporated herein by reference, for information on our 2012 outlook.

Fluctuations in the cost or availability of raw materials and components and increases in freight and other costs could have an adverse effect on our business.

We are dependent upon raw materials and purchased components, including, among others, steel, motors, compressors, copper, packaging material, aluminum, plastics, glass and various chemicals and paints that we purchase from third parties. As a result, our results of operations, cash flows and financial condition may be adversely affected by increases in costs of raw materials or components, or by limited availability of raw materials or components. We do not typically enter into long-term supply contracts for raw materials and components. In addition, we generally do not hedge against our supply requirements. Accordingly, we may not be able to obtain raw materials and components from our current or alternative suppliers at reasonable prices in the future, or may not be able to obtain raw materials and components on the scale and within the time frames we require. Further, if our suppliers are unable to meet our supply requirements, we could experience supply interruptions and/or cost increases. If we are unable to find alternate suppliers or pass along these additional costs to our customers, these interruptions and/or cost increases could adversely affect our results of operations, cash flows and financial condition.

During 2011, we experienced lower material costs as a percentage of net sales as compared to 2010, related primarily to the effect of acquisitions. Excluding the effect of acquisitions, material costs as a percentage of net sales for 2011was approximately 0.2% higher than in 2010 and is primarily the result of changes in product mix, higher prices related to the purchase of certain purchased components, such as electrical components and plastics, as well as from lower sales prices in the CAS segment for jobs signed during the second half of 2010 and delivered in the first quarter of 2011.  A portion of these increases was offset by strategic sourcing initiatives and improvements in manufacturing processes.

Rising oil and other energy prices could have an adverse effect on our freight costs. Excluding the effect of acquisitions, freight costs were flat as a percentage of net sales for 2011 as compared to 2010.

Continued strategic sourcing initiatives and other improvements in manufacturing efficiency, as well as sales price increases, help to mitigate fluctuations in these costs. However, there can be no assurance that we will be able to offset any or all material or other cost increases in any future periods.

The availability of certain raw materials and component parts from sole or limited sources of supply may have an adverse effect on our business.

Sources of raw materials or component parts for certain of our operations may be dependent upon limited or sole sources of supply which may impact our ability to manufacture finished product. While we continually review alternative sources of supply, there can be no assurance that we will not face disruptions in sources of supply which could adversely affect our results of operations, cash flows and financial position.

Weather fluctuations may negatively impact our business.

Weather fluctuations may adversely affect our operating results and our ability to maintain sales volume. In our RHC segment, operations may be adversely affected by unseasonably warm weather in the months of November to February and unseasonably cool weather in the months of May to August, which has the effect of diminishing customer demand for heating and air conditioning products. In all of our segments, adverse weather conditions at any time of the year may negatively affect overall levels of new construction and remodeling and replacement activity, which in turn may lead to a decrease in sales. Many of our operating expenses are fixed and cannot be reduced during periods of decreased demand for our products. Accordingly, our results of operations and cash flows will be negatively impacted in quarters with lower sales due to weather fluctuations.

If we fail to identify suitable acquisition candidates or successfully integrate the businesses we have acquired or will acquire in the future, our business could be negatively impacted.

Historically, we have engaged in a significant number of acquisitions, and those acquisitions have contributed significantly to our growth in sales and operating results. However, we cannot provide assurance that we will continue to locate and secure acquisition candidates on terms and conditions that are acceptable to us. If we are unable to identify attractive acquisition candidates, our growth could be impaired. Acquisitions involve numerous risks, including:

•	the difficulty and expense that we incur in connection with the acquisition, including those acquisitions that we pursue but do not ultimately consummate;

•	the difficulty and expense that we incur in the subsequent integration of the operations of the acquired company into our operations;

•	adverse accounting consequences of conforming the acquired company’s accounting policies to our accounting policies;

•
the difficulties and expense of developing, implementing and monitoring systems of internal controls at acquired companies, including disclosure controls and procedures and internal controls over financial reporting;

•	the difficulty in operating acquired businesses;

•	the diversion of management’s attention from our other business concerns;

•	the potential loss of customers or key employees of acquired companies;

•	the impact on our financial condition due to the timing of the acquisition or the failure to meet operating expectations for the acquired business; and

•	the assumption of unknown liabilities of the acquired company.

We cannot assure you that any acquisition we have made or may make in the future will be successfully integrated into our on-going operations or that we will achieve any expected cost savings from any acquisition. If the operations of an acquired business do not meet expectations, our profitability and cash flows may be impaired and we may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

Since January 1, 2010, we have consummated three acquisitions, two within our TECH segment and one within our DMS segment. Additionally, within the CAS segment, we acquired a forty-nine percent minority interest in a newly formed operating joint venture. See Note 5, "Acquisitions", to the consolidated financial statements, Item 8 of Part II, included in Exhibit 99.6 to this report and incorporated herein by reference.

We continue to evaluate potential restructurings, business shutdowns and integrations focused on improving future cash flows of the business.

We continue to evaluate potential restructurings, business shutdowns and integrations focused on improving future cash flows of the business. These restructurings, business shutdowns and integrations involve numerous risks in their implementations including increased costs, business disruption, management distraction and potential asset impairment among others and may be unsuccessful. In addition, restructurings of international operations may be more costly due to differing labor laws, business practices and governmental restrictions, processes and requirements.

In 2011, management approved a plan to reduce costs and improve production efficiencies at the Company's subsidiary, Best, including transferring certain operations from Italy to Poland. During 2011, the Company recorded expenses in the RESV segment of approximately $1.3 million and $14.4 million within SG&A and COGS, respectively, related to severance and other costs arising from the implementation of this plan. As the Company continues to restructure Best, it is possible that additional expenses may be incurred, however, at this point the Company does not expect to record any significant additional charges in 2012.

Because we compete against competitors with substantially greater resources, we face external competitive risks that may negatively impact our business.

Our RESV, TECH and DMS segments compete with many domestic and international suppliers in various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Some of our competitors in these markets have greater financial and marketing resources than that of our RESV, TECH and DMS segments.

Our RHC segment competes in both the site-built and manufactured housing markets on the basis of breadth and quality of product line, distribution, product availability and price. Most of our residential HVAC competitors have greater financial and marketing resources and the products of certain of our competitors may enjoy greater brand awareness than our residential HVAC products.

Our CAS segment competes primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Most of our competitors in the commercial HVAC market have greater financial and marketing resources and enjoy greater brand awareness than we enjoy.

Competitive factors could require us to reduce prices or increase spending on product development, marketing and sales, either of which could adversely affect our operating results.

Because we have substantial operations outside the United States, we are subject to the economic and political conditions of the United States and foreign nations.

We have manufacturing facilities in several countries outside of the United States. In 2011, we sold products in approximately 100 countries other than the United States. Foreign net sales, which are attributed based upon the location of our subsidiary responsible for the sale, were approximately 22% and 20% of consolidated net sales for 2011 and 2010, respectively. Our foreign operations are subject to a number of risks and uncertainties, including the following:

•	foreign governments may impose limitations on our ability to repatriate funds;

•	foreign governments may impose withholding or other taxes on remittances and other payments to us, or the amount of any such taxes may increase;

•	an outbreak or escalation of any insurrection, armed conflict or act of terrorism, or other forms of political, social or economic instability, may occur;

•	natural disasters may occur, and local governments may have difficulties in responding to these events;

•
the Unites States and foreign governments currently regulate import and export of our products and those of our suppliers and may impose additional limitations on imports or exports of our products or the products of our suppliers;

•	foreign governments may nationalize foreign assets or engage in other forms of governmental protectionism;

•	foreign governments may impose or increase investment barriers, customs or tariffs, or other restrictions affecting our business;

•
development, implementation and monitoring of systems of internal controls of our international operations, including disclosure controls and procedures and internal controls over financial reporting, may be difficult and expensive; and

•	labor cost inflation and changes in labor practices.

The occurrence of any of these conditions could disrupt our business in particular countries or regions of the world, or prevent us from conducting business in particular countries or regions, which could reduce sales and adversely affect profitability. In addition, we rely on dividends and other payments or distributions from our subsidiaries, including our foreign subsidiaries, to meet our debt obligations. If foreign governments impose limitations on our ability to repatriate funds or impose or increase taxes on remittances or other payments to us, the amount of dividends and other distributions we receive from our foreign subsidiaries could be reduced, which could reduce the amount of cash available to us to meet our debt obligations.

Our foreign operations are subject to anti-corruption laws.

The U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar worldwide anti-corruption laws generally prohibit companies and their intermediaries from making improper payments to government officials and others for the purpose of obtaining or retaining business. Our internal policies mandate compliance with these anti-corruption laws. We operate in parts of the world that have experienced governmental corruption to some degree, and in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. Despite our training and compliance programs, there can be no assurance that our internal control policies and procedures will protect us from reckless or criminal acts committed by those of our employees or agents who violate our policies. Our continued expansion outside the U.S. (including in developing countries) in connection with our growth strategy could increase the risk of such violations in the future. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

Fluctuations in currency exchange rates could adversely affect our revenues, profitability and cash flows.

Our foreign operations expose us to fluctuations in currency exchange rates and currency devaluations. We report our financial results in U.S. dollars, but a portion of our sales and expenses are denominated in Euros, Canadian dollars, Chinese Renminbi and other foreign currencies. As a result, if the value of the U.S. dollar increases relative to the value of the Euro, Canadian dollar, Chinese Renminbi and other currencies, our levels of revenue and profitability will decline since the translation of a certain number of other currencies into U.S. dollars for financial reporting purposes will represent fewer U.S. dollars. Conversely, if the value of the U.S. dollar decreases relative to the value of the Euro, Canadian dollar, Chinese Renminbi and other currencies, our levels of revenue and profitability will increase since the translation of a certain number of other currencies into U.S. dollars for financial reporting purposes will represent additional U.S. dollars.

In certain instances, we enter into transactions that are denominated in a currency other than the U.S. dollar. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At each balance sheet date, recorded monetary balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in currency translation adjustment and other, net. In addition, in the case of sales to customers in certain locations, our sales are denominated in U.S. dollars, Euros or Canadian dollars but all or a substantial portion of our associated costs are denominated in a different currency. As a result, changes in the relative values of U.S. dollars, Euros, Canadian dollars and Chinese Renminbi and any such different currency will affect our profitability and cash flows.

Varying international business practices may adversely impact our business and reputation.

We currently purchase raw materials, components and finished products from various foreign suppliers. To the extent that any such foreign supplier utilizes labor or other practices that vary from those commonly accepted in the United States, our business and reputation could be adversely affected by any resulting litigation, negative publicity, political pressure, or otherwise.

A decline in our relations with key distributors and dealers, loss of major customers or failures or delays in collecting payments from major customers may negatively impact our business.

Our operations depend upon our ability to maintain relations with our independent distributors and dealers and we do not typically enter into long-term contracts with them. If our key distributors or dealers are unwilling to continue selling our products, or if any of them merge with or are purchased by a competitor, we could experience a decline in sales. If we are unable to replace such distributors or dealers or otherwise replace the resulting loss of sales, our business, results of operations and cash flows could be adversely affected. For example, an affiliated group of distributors of our residential HVAC products reduced the amount of products which they bought from us by approximately $40.8 million (or 53%) in 2011 as compared to 2010. For 2011, approximately 47% of our consolidated net sales were made through our independent distributors and dealers, and our largest distributor or dealer accounted for approximately 2% of consolidated net sales for 2011.

In addition, the loss of one or more of our other major customers, or a substantial decrease in such customers' purchases from us, could have a material adverse effect on our results of operations and cash flows. Because we do not generally have binding long-term purchasing agreements with our customers, there can be no assurance that our existing customers will continue to purchase products from us. Our largest customer (other than a distributor or dealer) accounted for approximately 5% and 4% of consolidated net sales for 2011 and 2010, respectively.

Further, a failure or delay in collecting payments due to us from our major customers could negatively impact our business. For example, a customer in our TECH segment that we began shipping product to during the fourth quarter of 2009, owed us payments of approximately $6.3 million as of December 31, 2011 under an agreement with payment terms which are extended beyond the normal payment terms of this segment. In addition, we had inventory of approximately $3.5 million at December 31, 2011 for product expected to be sold to this customer in 2012. See “Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources-Risks and Uncertainties”, Item 7 of Part II, included in Exhibit 99.5 to this report and incorporated herein by reference, for additional information on this customer and the amounts involved. While we believe that we will ultimately collect payment in full from this customer, we cannot guarantee if or when we will receive payment. A failure to collect payment from this customer or other major customers could adversely affect our results of operations and cash flows.

Labor disruptions or cost increases could adversely affect our business.

A work stoppage at one of our facilities could cause us to lose sales, incur increased costs and adversely affect our ability to meet customers’ needs. A plant shutdown or a substantial modification to employment terms (including the collective bargaining agreements affecting our unionized employees) could result in material gains or losses or the recognition of an asset impairment. As collective bargaining agreements expire and until negotiations are completed, it is not known whether we will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, without production interruptions, including labor stoppages. At December 31, 2011, approximately 6.5% of our employees were unionized, and from time to time we experience union organizing efforts directed at our non-union employees. We may also experience labor cost increases or disruptions in our non-union facilities in circumstances where we must compete for employees with necessary skills and experience or in tight labor markets.

We must continue to innovate and improve our products to maintain our competitive advantage.

Our ability to maintain and grow our market share depends in part on the ability to continue to develop high quality, innovative products. An important part of our competitive strategy includes leveraging our distributor and dealer relationships and our existing brands to introduce new products. In addition, some of our HVAC products are subject to federal minimum efficiency standards and/or protocols concerning the use of ozone-depleting substances that have and are expected to continue to become more stringent over time. We cannot assure you that our investments in product innovation and technological development will be sufficient or that we will be able to create and market new products to enable us to successfully compete with new products or technologies developed by our competitors or to meet heightened regulatory requirements in the future.

Certain of our operations and products are subject to environmental, health and safety laws and regulations, which may result in substantial compliance costs or otherwise adversely affect our business.

Our operations are subject to numerous federal, state, local and foreign laws and regulations relating to protection of the environment, including those that impose limitations on the discharge of pollutants into the air and water, establish standards for the use, treatment, storage and disposal of solid and hazardous materials and wastes and govern the cleanup of contaminated sites. We have used and continue to use various substances in our products and manufacturing operations, and have generated and continue to generate wastes, which have been or may be deemed to be hazardous or dangerous. As such, our business is subject to and may be materially and adversely affected by compliance obligations and other liabilities under environmental, health and safety laws and regulations. These laws and regulations affect ongoing operations and require capital costs and operating expenditures in order to achieve and maintain compliance. For example, the United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including HCFCs, a refrigerant used in our air conditioning and heat pump products. Some of these chemicals have been banned completely, and others have been phased out in the United States. Modifications to the design of our products have been made, and further modifications may be necessary, in order to utilize alternative refrigerants.

We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws.

We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, and third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, or non-compliance with environmental permits required at our facilities. Certain environmental laws and regulations also impose liability, without regard to knowledge or fault, relating to the existence of contamination at or associated with properties used in our current and former operations, or those of our predecessors, or at locations to which current or former operations or those of our predecessors have shipped waste for disposal. Contaminants have been detected at certain of our former sites, and we have been named as a potentially responsible party at several third-party waste disposal sites. While we are not currently aware of any such sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, we cannot be certain that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations or other unanticipated events will not arise in the future and give rise to material environmental liabilities or an increase in compliance costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face risks of litigation and liability claims on product liability, workers’ compensation and other matters, the extent of which exposure can be difficult or impossible to estimate and which can negatively impact our business, financial condition, results of operations and cash flows.

We are subject to legal proceedings and claims arising out of our businesses that cover a wide range of matters, including contract and employment claims, product liability claims, warranty claims and claims for modification, adjustment or replacement of component parts of units sold. Product liability and other legal proceedings include those related to businesses we have acquired or properties we have previously owned or operated.

The development, manufacture, sale and use of our products involve risks of product liability and warranty claims, including personal injury and property damage arising from fire, soot, mold and carbon monoxide. We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims do arise, and any liability not covered by insurance could have a material adverse effect on our business. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. To date, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability. However, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally, or our situation in particular. Any such increase could result in lower profits or cause us to reduce our insurance coverage. In addition, a future claim may be brought against us, which would have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that, if exceeded, may result in material costs that would have an adverse effect on future profitability. In addition, warranty claims are generally not covered by our product liability insurance. Further, any product liability or warranty issues may adversely affect our reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on our business.

Product recalls or reworks may adversely affect our financial condition, results of operations and cash flows.

In the event we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur costs involved to recall or rework that product. While we have undertaken several voluntary product recalls and reworks over the past several years, additional product recalls and reworks could result in material costs. Many of our products, especially certain models of bath fans, range hoods, and residential furnaces and air conditioners, have a large installed base, and any recalls and reworks related to products with a large installed base could be particularly costly. The costs of product recalls and reworks are not generally covered by insurance. In addition, our reputation for safety and quality is essential to maintaining market share and protecting our brands. Any recalls or reworks may adversely affect our reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on our financial condition, results of operations and cash flows. See “Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Risks and Uncertainties,” Item 7 of Part II, included in Exhibit 99.5 to this report and incorporated herein by reference.

Our business operations could be significantly disrupted if we lost members of our management team.

Our success depends to a significant degree upon the continued contributions of our executive officers and key employees and consultants, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. The loss of the services of any of our executive officers or key employees and consultants could prevent us from successfully executing our business strategy.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights, if we fail to comply with the terms of our licenses or if third parties claim that we are in violation of their intellectual property rights.

We are highly dependent on certain of the brand names under which we sell our products, including Broan® and NuTone®. Failure to protect these brand names and other intellectual property rights or to prevent their unauthorized use by third parties could adversely affect our business. We seek to protect our intellectual property rights through a combination of trademark, copyright, patent and trade secret laws, as well as confidentiality agreements. These protections may not be adequate to prevent competitors from using our brand names and trademarks without authorization or from copying our products or developing products equivalent to or superior to ours. We license several brand names from third parties. In the event we fail to comply with the terms of these licenses, we could lose the right to use these brand names. In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using, or selling certain products that incorporate the disputed intellectual property; could require us, if feasible, to redesign our products; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements.

Our future financial condition and results of operations will not be comparable by the adoption of fresh-start accounting.

As a result of our bankruptcy reorganization, we have adopted “fresh-start accounting” as of the Effective Date pursuant to the Reorganizations topic of the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”). Accordingly, our assets and liabilities have been adjusted to fair value, and certain assets and liabilities not previously recognized in our financial statements have been recognized under fresh-start accounting. As a result, our financial condition and results of operations from and after the Effective Date will not be comparable, in various material respects, to our financial condition and results of operations reflected in our consolidated financial statements for the Predecessor periods.

Furthermore, the estimates and assumptions used to implement fresh-start accounting are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, we cannot provide assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially, resulting in future impairment charges. For further information about fresh-start accounting, see Note 3, “Fresh-Start Accounting-Liabilities Subject to Compromise,” to the audited consolidated financial statements, Item 8 of Part II, included in Exhibit 99.6 to this report and incorporated herein by reference.

Risks Related to Our Indebtedness:

Our substantial debt could negatively impact our business, prevent us from fulfilling outstanding debt obligations and adversely affect our financial condition.

We have a substantial amount of debt. At December 31, 2011, we had approximately $1,144.5 million of total debt outstanding, which is net of approximately $16.3 million of unamortized debt discount. The terms of our outstanding debt, including our 8.5% Senior Notes due 2021 (the “8.5% Notes”), our 10% Senior Notes due 2018 (the "10% Notes"), our $300.0 million senior secured asset-based revolving credit facility (the “ABL Facility”) and our new senior secured term loan ("Term Loan Facility") limit, but do not prohibit, us from incurring additional debt. If additional debt is added to current debt levels, the related risks described below could intensify.

Our substantial debt has or could have important adverse consequences, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, refinancing indebtedness or other purposes could be impaired;

•	a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, thereby reducing funds available for expansion or other purposes;

•	we are more leveraged than some of our competitors, which may result in a competitive disadvantage;

•	we are vulnerable to interest rate increases, as certain of our borrowings, including those under the ABL Facility and the Term Loan Facility, are at variable rates;

•	our failure to comply with the restrictions in our financing agreements would have a material adverse effect on us and our ability to meet our obligations under certain of our borrowings;

•	we are more vulnerable to changes in general economic conditions than companies with less or no debt;

•	we face limitations on our ability to make strategic acquisitions, invest in new products or capital assets or take advantage of business opportunities; and

•	we are limited in our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate.

The terms of our debt covenants impose restrictions on how we conduct our business and could limit our ability to raise additional funds.

The agreements that govern the terms of our debt, including the respective indentures that govern our 8.5% Notes and our 10% Notes and the credits agreement that govern our ABL Facility and Term Loan Facility, contain covenants that restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions;

•	make loans or investments;

•	incur certain liens;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell assets.

There are limitations on our ability to incur the full $300.0 million of commitments under the ABL Facility. Availability is limited to the lesser of the borrowing base under the ABL Facility and $300.0 million. As of December 31, 2011, we had approximately $42.0 million in outstanding borrowings and approximately $14.7 million in outstanding letters of credit under the ABL Facility. Based on the borrowing base calculations as of December 31, 2011, we had excess availability of approximately $203.9 million under the ABL Facility and approximately $164.8 million of excess availability before triggering the cash deposit requirements discussed in the next paragraph. As of March 23, 2012, we had approximately $17.0 million in outstanding borrowings and approximately $14.3 million in outstanding letters of credit under the ABL Facility. Based on the borrowing base calculations as of February 2012, at March 23, 2012, we had excess availability of approximately $223.4 million under the ABL Facility and approximately $185.2 million of excess availability before triggering the cash deposit requirements.

We will be required to deposit cash daily from our material deposit accounts (including all concentration accounts) into collection accounts maintained with the administrative agent under the ABL Facility, which will be used to repay outstanding loans and cash collateralized letters of credit if, (i) excess availability (as defined in the ABL Facility) falls below the greater of $35.0 million or 15% of the borrowing base or (ii) an event of default has occurred and is continuing. In addition, under the ABL Facility, if (i) excess availability falls below the greater of $30.0 million or 12.5% of the borrowing base or (ii) an event of default has occurred and is continuing, we will be required to satisfy and maintain a consolidated fixed charge coverage ratio measured on a trailing four quarter basis of not less than 1.1 to 1.0. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control. A breach of any of these covenants could result in a default under the ABL Facility.

A breach of the covenants under the indentures that govern our 8.5% Notes and 10% Notes or the credit agreements that govern the ABL Facility and the Term Loan Facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the ABL Facility would permit the lenders under the ABL Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Facility or Term Loan Facility, the lenders to the ABL Facility or the Term Loan Facility, respectively, could proceed against the collateral granted to them to secure that indebtedness. In the event our noteholders or lenders accelerate the repayment of our borrowings, we can provide no assurances that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns;

•	unable to compete effectively or to take advantage of new business opportunities; or

•	grow in accordance with our plans.

We may be unable to generate sufficient cash to service all of our indebtedness and other liquidity requirements and may be forced to take other actions to satisfy such requirements, which may not be successful.

We will be required to repay all amounts outstanding under our ABL Facility in 2015, our Term Loan Facility in 2017, our 10% Notes by 2018 and our 8.5% Notes by 2021. We will be required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the Term Loan Facility, with the balance due in 2017. At December 31, 2011, we had outstanding borrowings under these obligations of approximately $1,139.4 million (excluding unamortized debt discount of approximately $14.4 million). We are currently obligated to make periodic interest payments under the 8.5% Notes, the 10% Notes, the Term Loan Facility and the ABL Facility, as well as make periodic interest and principal payments relating to other indebtedness of our subsidiaries. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We expect that we will need to access the capital markets in the future in order to refinance all amounts outstanding under the 8.5% Notes, the 10% Notes, the ABL Facility and the Term Loan Facility, as we do not anticipate generating sufficient cash flow from operations to repay such amounts in full. We cannot assure you that funds will be available to us in the capital markets, together with cash generated from operations, in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

For further information regarding our yearly contractual obligations and sources of liquidity, see “Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources", Item 7 of Part II, included in Exhibit 99.5 to this report and incorporated herein by reference.

If we are unable to access funds generated by our subsidiaries, we may not be able to meet our financial obligations.

Because we conduct our operations through our subsidiaries, we depend on those entities for dividends, distributions and other payments to generate the funds necessary to meet our financial obligations. Legal restrictions in the United States and foreign jurisdictions applicable to our subsidiaries and contractual restrictions in certain agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. All of our subsidiaries are separate and independent legal entities and have no obligation whatsoever to pay any dividends, distributions or other payments to us.

Risks Related to Our Common Stock:

The trading volume in our common stock is less than that of similar public companies.

Although our common stock is listed for trading on the NASDAQ Global Market, the average daily trading volume in our common stock is generally less than that of many of our publicly traded competitors and other diversified manufacturing companies. For the three months ended March 14, 2012, the average daily trading volume for our common stock was approximately 10,572 shares per day. Public companies such as us, with a relatively concentrated level of institutional shareholders, often have difficulty generating trading volume in their stock. This illiquidity can result in relative price discounts as compared to industry peers or to the stock's inherent value. It can also result in limited or no research analyst coverage, the absence of which may make it difficult for a company to establish and hold a market following. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our common stock price could decline.

The market price of our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Since our common stock began trading on the NASDAQ Global Market, no securities analysts have initiated coverage of Nortek. If we do not have analyst coverage of our common stock, we may lack visibility in the financial markets, which in turn could cause the market price of our common stock or its trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our common stock or if our operating results or prospects do not meet their expectations, the market price of our common stock could decline.

The price of our common stock could be volatile.

The overall market and the price of our common stock may fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

•	quarterly fluctuations in our operating results;

•	changes in investors' and analysts' perception of the business risks and conditions of our business;

•	our ability to meet the earnings estimates and other performance expectations of financial analysts or investors;

•	unfavorable commentary or downgrades of our stock by equity research analysts;

•	fluctuations in the stock prices of our peer companies or in stock markets in general;

•	our ability to comply with our debt covenants; and

•	general economic or political conditions.

The market price for our common stock could also fall if our existing significant stockholders, or management, sell, or attempt to sell, large amounts of our common stock. Alternatively, if these stockholders do not trade their shares, our common stock could be thinly traded resulting in a wide spread of bid and ask prices for our common stock, which could reduce the trading volume of our common stock.

Future sales of our common stock may lower our stock price.

The perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. Funds affiliated with Ares Management LLC (“Ares”), which together hold approximately 35% of our outstanding shares of common stock as of March 14, 2012, will have the right, subject to certain exceptions and conditions, to require us to use our best efforts to register their shares of common stock pursuant to a registration statement filed under the Securities Act, and to participate in future registrations of securities by us. Registration of any of these shares would result in the shares becoming freely tradable.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt that our stockholders may find beneficial.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our corporate governance documents include provisions:

•	establishing a classified board of directors so that not all members of our board are elected at one time;

•	providing that directors may be removed by stockholders only for cause;

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors; and

•	limiting the determination of the number of directors on our Board of Directors and the filling of vacancies or newly created seats on the board to our Board of Directors then in office.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our common stockholders exert significant influence over us. Their interests may not coincide with yours and they may make decisions with which you may disagree.

Funds affiliated with Ares own, in the aggregate, approximately 35% of the voting power of our outstanding common stock as of March 14, 2012 and other stockholders also own significant portions of our common stock. As a result, these stockholders, acting individually or together, control substantially all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. In addition, this concentration of equity ownership may delay or prevent a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

In addition, several of our directors and officers are associated with Ares. While our directors and officers have a fiduciary duty to make decisions in our interests and the interests of our stockholders, those affiliated with Ares may have a fiduciary duty to exercise rights in a manner beneficial to Ares. As a result of these conflicts, our directors and officers may feel obligated to take actions that benefit Ares as opposed to us and our stockholders.

Further, our bylaws and certificate of incorporation allow a majority of our stockholders to take action by written consent, rather than at an annual or special meeting of stockholders, and without providing prior notice to other stockholders. These provisions generally allow our stockholders to act quickly. However, if you are in the minority, you may not receive prior notice of, or have the opportunity to object to, certain actions that may be proposed by a majority of our stockholders.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, our stockholders may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.